Exhibit 99.(e)(2)

January 2, 2017

By Electronic & First Class Mail:

Savaria Corporation

4350 Autoroute Chomedey

Laval QC H7R 6E9

Canada

Attn:       Marcel Bourassa, President & CEO

Nicolas Rimbert, Vice President

mbourassa@savaria.com

nrimbert@savaria.com

RE: Confidentiality, Stand-Still and No-Hire Agreement

Ladies and Gentlemen:

Savaria Corporation, an Alberta corporation (“Savaria”), in its letter to us dated December 2, 2016, has expressed interest in a potential acquisition (the “Transaction”) of Span-America Medical Systems, Inc., a South Carolina corporation (“Span-America,” “we” or “us”), and Savaria may require access to certain information about Span-America that is non-public, confidential or proprietary in nature. For purposes of this letter agreement (this “Agreement”), Savaria and Span-America are referred to as the “Parties,” and “Representative” means with respect to each Party, any of that Party’s directors, officers, employees, agents, advisors, attorneys, accountants, lenders, bankers, affiliates, consultants or other representatives. Each Party agrees to be responsible for any breach of any provision of this Agreement by any of its Representatives.

In consideration for the mutual covenants set forth herein, the Parties hereby agree as set forth above and as follows:

1.     Definition of Confidential Information. The term “Confidential Information” shall mean all specifications, formulas, prototypes, analyses, computer programs, data, methods, techniques, processes, projections, plans, marketing and pricing information, materials, financial statements, notes, customer lists and other information in oral, written, electronic or any other form furnished or made available for review by Span-America or any of its Representatives to Savaria or any of its Representatives, (together with any reports, analyses, compilations, forecasts, data, studies or other documents prepared by Savaria or any of its Representatives containing or based, in whole or in part, on such information); provided however, that the term “Confidential Information” does not include information that (a) was known or possessed by Savaria or its Representatives prior to its disclosure by Span-America or its Representatives, (b) was or becomes available to the public other than as a result of a breach of the terms of this Agreement, (c) was or becomes generally available to Savaria or its Representatives other than in connection with Span-America’s disclosure pursuant to this Agreement from a source that was not prohibited from disclosing such information to Savaria by a contractual, legal or fiduciary obligation to Span-America actually known to Savaria, or (d) is independently developed by or on behalf of Savaria or its Representatives without reference to any Confidential Information provided hereunder. The term “person “ as used in this Agreement shall be interpreted broadly to include, without limitation, any corporation, limited liability company or other business entity, trust, group, partnership, association, government agency or body, stock exchange, or individual.

2.     Covenant to Keep Confidential; Permitted Disclosures. As a condition to Savaria receiving any Confidential Information, Savaria agrees to comply with the provisions of this Agreement and to treat as confidential any Confidential Information that is furnished by or on behalf of Span-America or its Representatives to Savaria or its Representatives. This Agreement does not obligate Span-America to provide any information, whether Confidential Information or otherwise, to Savaria or any of its Representatives, but any Confidential Information provided to Savaria or any of its Representatives will be subject to the provisions of this Agreement. Savaria hereby agrees that except as otherwise permitted herein, (a) the Confidential Information will be used solely in connection with determining the interest of Savaria in entering into a Transaction and negotiating and completing a Transaction, and (b) such information will be kept confidential and will not be disclosed by Savaria or any of its Representatives, in any manner whatsoever, in whole or in part, except to the extent that such disclosure or use (w) is made to its Representatives who need to know or use such information in connection with a Transaction (it being understood that such Representatives shall have been advised of this Agreement and the confidential nature of the Confidential Information and shall have expressly agreed to maintain such confidentiality as required by this Agreement), (x) is required by applicable law, rule, subpoena, regulation, regulatory authority or other applicable judicial, investigative or governmental order or process, or stock exchange rule (a “Legal Process”); provided, however, that unless otherwise prohibited by law, rule, regulation or requested by any governmental authority, Savaria will provide Span-America with prompt notice of such request or requirement so that Span-America may at its election and at its sole cost seek a protective order or other remedy and Savaria and its Representatives will fully cooperate with any reasonable effort by Span-America to obtain the same; provided, further, however, if, absent the entry of such a protective order or other remedy, Savaria or such Representative is compelled by a Legal Process to disclose Confidential Information, Savaria or such Representative may disclose only that portion of the Confidential Information that Savaria or such Representative is so compelled to disclose and will use its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, (y) is made to another party that has executed a confidentiality agreement with Span-America substantially similar to this Agreement, or in any other form acceptable to Span-America, or (z) is approved in writing by Span-America.

3.     Restrictions on Public Announcements. Without Span-America’s prior written consent, except as required by an applicable Legal Process or as provided in Section 2 hereof, neither Savaria nor any of its Representatives shall publicly announce or disclose to any person, other than a party who has signed a confidentiality agreement substantially similar to this Agreement with Span-America, or in any other form acceptable to Span-America (a) the existence of this Agreement; (b) that any Confidential Information has been requested by, or made available to, Savaria or its Representatives; (c) that discussions or negotiations are taking place concerning a possible Transaction; or (d) any terms or conditions with respect to any such possible Transaction, including the status thereof. The matters contemplated by this paragraph shall be subject to the same exceptions to non-disclosure as if they were Confidential Information for purposes of this Agreement.

4.     Return or Destruction of Confidential Information upon Request. Within ten (10) days of Savaria’s receipt of written notice from Span-America, except to the extent Savaria is advised in writing by legal counsel that complying with such request would be prohibited by law, any regulatory authority or other Legal Process, Savaria shall, and shall direct its Representatives to, return to Span-America or destroy all Confidential Information of Span-America, without retaining any copies, summaries or extracts thereof with the exception of one copy to be held by Savaria’s general counsel for the sole purpose of Savaria being able to defend against a claim that it breached this Agreement and except to the extent contained in electronic archives and back-ups where destruction would be commercially impracticable. In the event of such request to return or destroy Confidential Information, all documents, analyses, compilations, studies or other materials prepared by Savaria or its Representative that contain or reflect Span-America’s Confidential Information shall be destroyed, no copy thereof shall be retained (except as provided above) and Savaria shall promptly certify to Span-America in writing that it has returned or destroyed all Confidential Information so required to be returned or destroyed. Any of Span-America’s Confidential Information that is not returned or destroyed, including without limitation any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement during the remaining term hereof.

5.     No Representation or Warranty. Savaria acknowledges and agrees that, except as may otherwise be provided in any agreement that may be entered into between the Parties in the context of a Transaction, neither Span-America nor its Representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, neither Span-America nor its Representatives shall have any liability whatsoever to Savaria or its Representatives or any other person as a result of the use of the Confidential Information or any errors therein or omissions therefrom by virtue of this Agreement and Savaria and its Representatives shall assume full responsibility of all conclusions derived from the Confidential Information.

6.     No Obligation to Enter Into Any Transaction. The Parties agree that unless and until a definitive written agreement with respect to any Transaction relating to disclosures under this Agreement shall have been entered into by Span-America and Savaria, neither Span-America nor Savaria or its Representatives shall be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of their Representatives, except, in the case of this Agreement, for the matters specifically agreed to herein.

7.     Stand-Still. Unless Savaria has not received any Confidential Information within thirty (30) days of the date Savaria first provides Span-America with a reasonable request for Confidential Information, Savaria agrees that, for a period of twenty-four (24) months from the date hereof, none of Savaria or its subsidiary entities, or any of any such entity’s affiliates, directors, officers, managers, members or general partners or any of their respective successors or assigns will, and Savaria shall cause its Representatives not to, without the prior written approval of Span-America: (a) acquire or make any proposal (other than a confidential proposal to Span-America) to acquire any claims against or securities issued by or property of Span-America (other than acquisitions of property in the ordinary course of business); (b) propose (other than confidentially to Span-America) to enter into any merger or business combination involving Span-America or to purchase a material portion of the assets of Span-America; (c) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of Span-America; (d) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Span-America; (e) otherwise act or seek to control or influence the management, board of directors or policies of Span-America (other than confidentially to Span-America); (f) disclose any intention, plan or arrangement inconsistent with the foregoing; or (g) take any action which might require Span-America to make a public announcement regarding the possibility of a business combination or merger.

In the event that definitive documentation giving effect to a Transaction between Savaria and Span-America is approved by Span-America’s board of directors, executed and delivered by Savaria and Span-America, and publicly announced, Savaria’s obligations under this Section 7 shall terminate except that Savaria shall remain obligated not to, and shall continue to cause its Representatives not to, (a) acquire any securities issued by Span-America (except upon the consummation of the Transaction contemplated in such definitive documentation or another Transaction approved by Span-America’s board of directors) or (b) make or participate in any solicitation of proxies to vote, or seek to influence any person with respect to the voting of, any securities of Span-America in a contested election of directors of Span-America.

 Savaria’s obligations under this Section 7 hereof shall terminate immediately upon the formal and public announcement (a) by Span-America or by any person other than Savaria or any of its affiliates of the signing of a binding definitive written agreement between Span-America and a party other than Savaria or any of its affiliates with respect to a transaction similar to the Transaction or (b) by Span-America or by any person other than Savaria or any of its affiliates of the intention of a party other than Savaria or an affiliate of Savaria to enter into a transaction with Span-America similar to the Transaction, whether with or without the agreement of Span-America.

8.     No Trading on Non-Public Information. Savaria hereby acknowledges that it is aware, and that it will advise its Representatives, that the United States securities laws may prohibit any person who has received from an issuer of securities material, non-public information concerning the issuer or the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Savaria further acknowledges that certain Confidential Information could be considered material non-public information.

9.     Non-Solicitation and No-Hire. Savaria agrees not to solicit for employment or hire any employees of Span-America for a period of twenty-four (24) months after the date of this Agreement, provided that (a) Savaria shall not be restricted from making any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons so long as Savaria does not hire any such person who responds to any such general solicitation, and (b) Savaria shall not be restricted in hiring any person who contacts Savaria solely on his or her own initiative without any prior inducement or solicitation from Savaria or any of its Representatives and with whom neither Savaria nor any of its Representatives have had any contact related to the purpose of this Agreement for at least twelve (12) months.

10.     Equitable and Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Savaria or any of its Representatives and that Span-America shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Savaria further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Savaria hereby in advance agrees that Span-America shall be entitled, upon a breach or threatened breach of this Agreement by Savaria or its Representatives, to the granting of injunctive relief without proof of actual damages. In the event that such equitable relief is granted, such remedy or remedies shall not be deemed to be the exclusive remedy or remedies for breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity to Span-America.

11.     Duration. Unless earlier terminated in accordance with the terms of this Agreement, the obligations under this Agreement shall terminate on the earlier of (a) the consummation of a Transaction, or (b) twenty-four (24) months from the date hereof.

12.     Choice of Law; Consent to Jurisdiction. This Agreement is governed by the laws of the State of South Carolina without regard to conflict of laws principles. Each Party consents to subject matter and personal jurisdiction in the South Carolina state courts and the U.S. federal courts located in Greenville, South Carolina (and the appellate courts having jurisdiction over appeals therefrom) and waives any right that Party may have to object to an action being brought in such courts, to claim that the action has been brought in an inconvenient forum, or to claim that such courts do not have jurisdiction. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE FOREVER TRIAL BY JURY.

13.     Miscellaneous. This Agreement sets forth the entire agreement between the Parties as to the subject matter hereof, and none of the terms of this Agreement may be waived or amended except in a writing signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any rights hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Headings are included for convenience of reference only and shall not be used in construing or interpreting this Agreement or any provision hereof. This Agreement is the result of negotiation between the Parties, and there shall be no presumption that any provision of this Agreement is to be construed against either Party because it was the drafter of such provision.

Signatures on following page.

This Confidentiality, Stand-Still and No-Hire Agreement may be executed in counterparts, each of which shall constitute one and the same agreement. A copy of this Agreement bearing a facsimile, Photostatic or PDF copy of a Party’s signature shall be as valid for all purposes as a copy bearing the Party’s original signature. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

Span-America Medical Systems, Inc.

By:	/s James D. Ferguson
James D. Ferguson
President & Chief Executive Officer

Accepted and agreed to as of the date set forth above:

Savaria Corporation

By: /s Marcel Bourassa

Name: Marcel Bourassa

Title: CEO Savaria

 6